Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our monthly net asset value (“Net Asset Value”) is used to calculate the prices at which we sell our shares, except our V Shares. The tables that follow include the Net Asset Value of outstanding shares as of March 31, 2024. The following table provides a breakdown of the major components of our Net Asset Value as of March 31, 2024 ($ in thousands, except shares):

Components of Net Asset Value
Investments at fair value (cost of $271,775)	$275,405
Cash and cash equivalents	97,585
Other assets	8,265
Other liabilities	(9,048)
Accrued performance fee	(370)

Net Asset Value	$371,837

Number of outstanding shares	14,535,090

The following table provides a breakdown of our total Net Asset Value and our Net Asset Value per share by type as of March 31, 2024 ($ in thousands, except shares and per share data):

Net Asset Value per share	Series I A-II Shares	Series I F-I Shares	Series I V Shares	Series II A-II Shares	Series II F-I Shares	Series II V Shares	Total
Monthly Net Asset Value	$81,901	$3,165	$1	$285,203	$1,566	$1	$371,837
Number of outstanding shares	3,206,849	124,118	40	11,142,749	61,294	40	14,535,090
Net Asset Value per share as of March 31, 2024	$25.54	$25.50	$25.00	$25.60	$25.55	$25.00